Exhibit 10.1

EXECUTION VERSION

AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of November 22, 2019 by and among AECOM (the “Company”) and the entities and natural persons set forth in the signature pages hereto (collectively, “Starboard”) (each of the Company and Starboard, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, the Company and Starboard have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans;

WHEREAS, as of the date hereof, Starboard has a beneficial ownership (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”)) interest in the common stock, $0.01 par value per share, of the Company (the “Common Stock”) totaling, in the aggregate, 5,775,266 shares, or approximately 3.7% of the Common Stock issued and outstanding on the date hereof; and

WHEREAS, as of the date hereof, the Company and Starboard have determined to come to an agreement with respect to the composition of the Board of Directors of the Company (the “Board”) and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.	Board Appointments; Leadership Structure and Related Agreements.

(a)               Board Appointments

(i)                 The Company agrees that the Board and all applicable committees of the Board shall take all necessary actions to (A) increase the size of the Board from ten (10) to eleven (11) members effective immediately following the execution of this Agreement (provided that the size of the Board shall automatically decrease to ten (10) members at the conclusion of the 2020 annual meeting of stockholders (the “2020 Annual Meeting”)), (B) appoint Peter A. Feld (“Mr. Feld”, or the “Starboard Appointee”) and Robert G. Card as directors of the Company effective immediately following the execution of this Agreement, and (C) appoint Jacqueline Hinman (each of Mr. Card and Ms. Hinman, an “Independent Appointee” and, together with the Starboard Appointee, the “Appointed Directors”) as a director of the Company, effective no later than December 16, 2019 (the “Hinman Effective Time”). The Company agrees that provided the Appointed Directors are able and willing to continue to serve on the Board, the Company will include the Appointed Directors in the Company’s slate of recommended directors to stand for election to the Board at the 2020 Annual Meeting together with the other members of the 2020 Slate (as defined below).

(ii)              The Company agrees that (A) the Board shall nominate the following individuals, and only the following individuals, for election to the Board at the 2020 Annual Meeting for terms expiring at the Company’s 2021 annual meeting of stockholders (the “2021 Annual Meeting”) and subject to their consent to serve: (x) the Appointed Directors (including any Replacement Director (as defined below)); (y) six of the following seven individuals: Senator William H. Frist, M.D., Steven A. Kandarian, Robert J. Routs, Clarence T. Schmitz, Douglas W. Stotlar, Daniel R. Tishman and Gen. Janet C. Wolfenbarger USAF Ret. (such six individuals collectively, the “Continuing Directors,” and the individual that is not so nominated for election, the “Retiring Director”) and (z) if appointed as of such time, the New CEO (as defined below) (the New CEO, together with the Continuing Directors and the Appointed Directors, the “2020 Slate”); provided, that if as of the filing of the Company’s definitive proxy statement in respect of the 2020 Annual Meeting the New CEO has not been appointed, the Company may include the Retiring Director in the 2020 Slate in lieu of such New CEO provided that the Retiring Director has submitted, and the Company has accepted, an irrevocable resignation letter on or prior to the date of such nomination, pursuant to which the Retiring Director shall resign from the Board and all applicable committees thereof automatically and effective immediately upon the later of the 2020 Annual Meeting and the appointment of the New CEO as a director of the Company in accordance with Section 1(a)(v); and (B) the Company shall recommend, support and solicit proxies for the Appointed Directors at the 2020 Annual Meeting in the same manner as it recommends, supports, and solicits proxies for all other members of the 2020 Slate. The Company shall use its reasonable best efforts to hold the 2020 Annual Meeting no later than March 16, 2020.

(iii)            If any Appointed Director (or any Replacement Director (as defined below)) is unable or unwilling to serve as a director and ceases to be a director, resigns as a director, is removed as a director, or for any other reason fails to serve or is not serving as a director at any time prior to the expiration of the Standstill Period (as defined below), and at such time Starboard beneficially owns (as determined under Rule 13d-3 promulgated under the Exchange Act) in the aggregate at least the lesser of 2% of the Company’s then-outstanding Common Stock and 3,141,724 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) (the “Minimum Ownership Threshold”), Starboard shall have the ability to recommend a substitute person in accordance with this Section 1(a)(iii) (any such replacement nominee, when appointed to the Board, shall be referred to as a “Replacement Director”). Any Replacement Director must (A) be reasonably acceptable to the Board (such acceptance not to be unreasonably withheld), (B) qualify as “independent” pursuant to New York Stock Exchange (“NYSE”) listing standards, (C) have the relevant financial and business experience to be a director of the Company, (D) satisfy the publicly disclosed guidelines and policies with respect to service on the Board and (E) in the case of a Replacement Director who is replacing an Independent Appointee (or any Replacement Director thereof), be independent of Starboard (for the avoidance of doubt, the nomination by Starboard of such person to serve on the board of any other company shall not (in and of itself) cause such person to not be deemed independent of Starboard). Any Replacement Director who is replacing the Starboard Appointee (or any Replacement Director thereof) and who is an employee of Starboard will be approved and appointed to the Board no later than five (5) business days following the submission of all completed documentation required by Section 1(d)(v) so long as such Replacement Director qualifies as “independent” pursuant to the NYSE listing standards and satisfies the requirements of clause (D) of the preceding sentence. The Nominating and Governance Committee shall make its determination and recommendation regarding whether such Replacement Director (other than the Starboard Appointee, who is covered by the prior sentence) meets the foregoing criteria within ten (10) business days after (1) such nominee has submitted to the Company the documentation required by Section 1(d)(v) and (2) representatives of the Board have conducted customary interview(s) of such nominee, if such interviews are requested by the Board or the Nominating and Governance Committee. The Company shall use its reasonable best efforts to conduct any interview(s) contemplated by this Section 1(a)(iii) as promptly as practicable, but in any case, assuming reasonable availability of the nominee, within ten (10) business days after Starboard’s submission of such nominee. In the event the Nominating and Governance Committee does not accept a person recommended by Starboard as the Replacement Director, Starboard shall have the right to recommend additional substitute person(s) whose appointment shall be subject to the Nominating and Governance Committee recommending such person in accordance with the procedures described above. Upon the recommendation of a Replacement Director nominee by the Nominating and Governance Committee, the Board shall vote on the appointment of such Replacement Director to the Board no later than five (5) business days after the Nominating and Governance Committee recommendation of such Replacement Director; provided, however, that if the Board does not appoint such Replacement Director to the Board pursuant to this Section 1(a)(iii), the Parties shall continue to follow the procedures of this Section 1(a)(iii) until a Replacement Director is elected to the Board. Subject to NYSE rules and applicable law, upon a Replacement Director’s appointment to the Board, the Board and all applicable committees of the Board shall take all necessary actions to appoint such Replacement Director to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal. Subject to NYSE rules and applicable law, until such time as any Replacement Director is appointed to any such applicable committee of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal, one of the other Appointed Directors (as designated by Starboard) will serve as an interim member of such applicable committee. Subject to Section 1(a)(i) and 1(a)(ii), any Replacement Director appointed to the Board pursuant to this Section 1(a)(iii) to replace an Appointed Director prior to the 2020 Annual Meeting shall stand for election at the 2020 Annual Meeting together with the other members of the 2020 Slate.

(iv)             During the period commencing with the date of this Agreement through the 2020 Annual Meeting, the size of the Board will not exceed eleven (11) directors unless otherwise agreed by Starboard in writing. Effective upon conclusion of the 2020 Annual Meeting through the expiration of the Standstill Period, the size of the Board will not exceed ten (10) directors unless otherwise agreed by Starboard in writing.

(v)               Upon the appointment of a new Chief Executive Officer (other than an interim Chief Executive Officer) (the “New CEO”) in accordance with Section 1(b) of this Agreement, the Board shall take all necessary actions to appoint such person as a director of the Company. If the New CEO is appointed prior to the 2020 Annual Meeting, such person shall stand for election at the 2020 Annual Meeting together with the other members of the 2020 Slate.

(b)               Management Transition; Chief Executive Officer Search

(i)                 Chief Executive Officer Search Committee.

(ii)              Immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to (A) form a Chief Executive Officer Search Committee of the Board (the “CEO Search Committee”) to lead and oversee the search for the New CEO and recommend a candidate for approval by the full Board and (B) appoint each of Mr. Feld, Mr. Card, Mr. Stotlar and Mr. Tishman to the CEO Search Committee and appoint Mr. Feld as its Chairman. During the Standstill Period, unless otherwise agreed by the CEO Search Committee, the CEO Search Committee shall be composed of four directors, including two Appointed Directors (or Replacement Directors) and two Continuing Directors.

(iii)            The CEO Search Committee will be provided with the resources and authority necessary for the CEO Search Committee to discharge its purpose, including to hire and direct the work of a nationally-recognized executive search firm. During the selection process for the executive search firm, at least one Continuing Director serving on the CEO Search Committee will be given the opportunity to participate in all meetings or calls with potential executive search firms. The executive search firm selected by the CEO Search Committee must be agreed upon by a majority of the members of the CEO Search Committee.

(iv)             In conducting the New CEO search process, the CEO Search Committee shall evaluate both internal and external candidates for the position of the New CEO.

(v)               Concurrent with the announcement of this Agreement, the Company and Starboard will jointly issue a mutually agreeable press release in the form attached hereto as Exhibit A announcing the management transition, including the formation of the CEO Search Committee and Mr. Burke’s intention to retire as Chief Executive Officer and Chairman of the Board by the earlier of (A) the 2020 Annual Meeting or (B) the appointment of the New CEO.

(vi)             Upon the appointment of the New CEO (or an interim Chief Executive Officer, as applicable), the Company agrees to take all necessary actions to separate the roles of Chairman and Chief Executive Officer and to appoint a new Chairman of the Board.

(c)               Other Board Committees.

(i)                 Audit Committee.

Immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to appoint Robert G. Card to the Audit Committee of the Board and for Clarence T. Schmitz to continue to serve as its Chairperson. Subject to NYSE rules, applicable law and the applicable directors’ service on the Board, unless otherwise agreed by the Audit Committee, (i) as of immediately following the execution of this Agreement, the Audit Committee shall be comprised of Robert G. Card, Senator William H. Frist, M.D., Steven A. Kandarian, Clarence T. Schmitz and Douglas W. Stotlar, and (ii) as of immediately following the 2020 Annual Meeting and through the remainder of the Standstill Period, the Audit Committee shall be comprised of the individuals specified in clause (i) other than any such individuals who are not part of the 2020 Slate unless the Board determines to add an Independent Appointee to the Audit Committee in accordance with Section 1(c)(vii).

(ii)              Compensation and Organization Committee.

Immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to appoint Mr. Feld to the Compensation and Organization Committee of the Board and to appoint Steven A. Kandarian as its Chairperson. Subject to NYSE rules, applicable law and the applicable directors’ service on the Board, unless otherwise agreed by the Compensation and Organization Committee, (i) as of immediately following the execution of this Agreement, the Compensation and Organization Committee shall be comprised of Mr. Feld, Steven A. Kandarian, Robert J. Routs and Clarence T. Schmitz, and (ii) as of immediately following the 2020 Annual Meeting and through the remainder of the Standstill Period, the Compensation and Organization Committee shall be comprised of the individuals specified in clause (i) other than any such individuals who are not part of the 2020 Slate unless the Board determines to add an Independent Appointee to the Compensation and Organization Committee in accordance with Section 1(c)(vii).

(iii)            Nominating and Governance Committee.

Immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to appoint Mr. Feld and Douglas W. Stotlar to the Nominating and Governance Committee of the Board and to appoint Douglas W. Stotlar as its Chairperson. Subject to NYSE rules, applicable law and the applicable directors’ service on the Board, unless otherwise agreed by the Nominating and Governance Committee, (i) as of immediately following the execution of this Agreement, the Nominating and Governance Committee shall be comprised of Mr. Feld, Senator William H. Frist, M.D., Douglas W. Stotlar and Gen. Janet C. Wolfenbarger, USAF Ret., and (ii) as of immediately following the 2020 Annual Meeting and through the remainder of the Standstill Period, the Nominating and Governance Committee shall be comprised of the individuals specified in clause (i) other than any such individuals who are not part of the 2020 Slate unless the Board determines to add an Independent Appointee to the Nominating and Governance Committee in accordance with Section 1(c)(vii).

(iv)             Strategy, Risk and Safety Committee.

Immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to appoint Jacqueline Hinman to the Strategy, Risk and Safety Committee of the Board, effective as the Hinman Effective Time, and for Robert J. Routs to continue as its Chairperson. Subject to applicable law and the applicable directors’ service on the Board, unless otherwise agreed by the Strategy, Risk and Safety Committee, (i) as of immediately following the execution of this Agreement, the Strategy, Risk and Safety Committee shall be comprised of Robert J. Routs, Daniel R. Tishman and Gen. Janet C. Wolfenbarger, USAF Ret., (ii) as of immediately following the Hinman Effective Time, the Strategy, Risk and Safety Committee shall be comprised of the individuals specified in clause (i), plus Jacqueline Hinman, and (iii) as of immediately following the 2020 Annual Meeting and through the remainder of the Standstill Period, the Strategy, Risk and Safety Committee shall be comprised of the individuals specified in clause (ii) other than any such individuals who are not part of the 2020 Slate unless the Board determines to add an Independent Appointee to the Strategy, Risk and Safety Committee of the Board in accordance with Section 1(c)(vii).

(v)               During the Standstill Period, each committee and subcommittee of the Board, including any new committee(s) and subcommittee(s) that may be established, shall include at least one (1) Appointed Director (or Replacement Director), provided that at least one (1) Appointed Director (or Replacement Director) satisfies any NYSE listing standards and legal requirements for service on any such committee.

(vi)             The Board and all applicable committees of the Board shall give each of the Appointed Directors the same due consideration for membership to each other committee of the Board as any other independent director.

(vii)          Following the 2020 Annual Meeting or if applicable, upon the retirement of the Retiring Director, the Board will give good faith consideration to offering the Independent Appointees an opportunity to serve on the same number of Board committees as the minimum number of committees on which any other independent directors of the Company serve.

(d)               Additional Agreements.

(i)                 Starboard shall comply, and shall cause each of its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Exchange Act and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(ii)              During the Standstill Period, Starboard shall not, and shall cause each of its controlled Affiliates and Associates not to, directly or indirectly, (A) nominate or recommend for nomination any person for election at any annual or special meeting of the Company’s stockholders, (B) submit any proposal for consideration at, or bring any other business before, any annual or special meeting of the Company’s stockholders, or (C) initiate, encourage or participate in any “vote no,” “withhold” or similar campaign with respect to any annual or special meeting of the Company’s stockholders. Starboard shall not publicly or privately encourage or support any other stockholder, person or entity to take any of the actions described in this Section 1(d)(ii).

(iii)            Starboard shall appear in person or by proxy at the 2020 Annual Meeting and vote all shares of Common Stock beneficially owned by Starboard at the 2020 Annual Meeting (A) in favor of the Company’s nominees for election, (B) in favor of the ratification of the appointment of Ernst & Young LLP as the Company’s registered public accounting for the fiscal year ended September 30, 2020, (C) in accordance with the Board’s recommendation with respect to the Company’s “say-on-pay” proposal and (D) in accordance with the Board’s recommendation with respect to any other Company proposal or stockholder proposal or nomination presented at the 2020 Annual Meeting; provided, however, that in the event Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommends otherwise with respect to the Company’s “say-on-pay” or any other Company proposal or stockholder proposal presented at 2020 Annual Meeting (other than proposals relating to the nomination, election or removal of directors), Starboard shall be permitted to vote in accordance with the ISS or Glass Lewis recommendation with respect to such proposal. Starboard further agrees that it will appear in person or by proxy at any special meeting of the Company’s stockholders held during the Standstill Period and, to the extent any such special meeting includes the election of directors, vote all shares of Common Stock beneficially owned by Starboard at such special meeting in accordance with the Board’s recommendation on any proposal relating to the appointment, election or removal of directors.

(iv)             As a condition to the Starboard Appointee’s appointment to the Board, Starboard hereby represents that the Starboard Appointee has submitted, or shall no later than the date hereof submit, an irrevocable resignation letter pursuant to which the Starboard Appointee shall resign from the Board and all applicable committees thereof automatically and effective immediately if Starboard fails to satisfy the Minimum Ownership Threshold at any time after the date of this Agreement. With respect to any Replacement Director that is an employee of Starboard who replaces the Starboard Appointee (including successive Replacement Directors), as a condition to and prior to the effectiveness of such Replacement Director’s appointment to the Board, Starboard shall cause such Replacement Director to deliver to the Company an irrevocable resignation letter pursuant to which such Replacement Director shall resign from the Board and all applicable committees thereof automatically and effective immediately if Starboard fails or has failed to satisfy the Minimum Ownership Threshold at any time following the date of this Agreement. Starboard shall promptly (and in any event within five (5) business days) inform the Company in writing if Starboard fails to satisfy the Minimum Ownership Threshold at any time.

(v)               Starboard acknowledges and agrees that, prior to the date of this Agreement and any appointment, each Appointed Director and prior to any appointment, each Replacement Director, is required to submit (x) to the Company a fully completed copy of the Company’s standard director & officer questionnaire and other reasonable and customary director onboarding documentation (including an authorization form to conduct a background check, a representation agreement, consent to be named as a director in the Company’s proxy statement and certain other agreements) applicable to new directors of the Company and (y) a written representation that such person, if elected as a director of the Company, would be in compliance, and will comply, with all applicable publicly disclosed guidelines and policies.

(vi)             Starboard and the Starboard Appointee agree that the Board or any committee or subcommittee thereof, in the exercise of its fiduciary duties, may recuse the Starboard Appointee (or any Replacement Director thereof) from any Board or committee or subcommittee meeting or portion thereof at which the Board or any such committee or subcommittee is evaluating and/or taking action with respect to (A) the exercise of any of the Company’s rights or enforcement of any of the obligations under this Agreement, (B) any action taken in response to actions taken or proposed by Starboard or its Affiliates with respect to the Company, or (C) any proposed transaction between the Company and Starboard or its Affiliates.

(vii)          The Company agrees that the Board and all applicable committees of the Board shall, to the extent that the Board and such committees have such authority and are entitled to so determine, take all necessary actions to determine, in connection with their initial appointment as a director and nomination by the Company at the 2020 Annual Meeting, that each of the Appointed Directors is deemed to be (A) a member of the “Incumbent Board” or “Continuing Director” (as such term may be defined in the definition of “Change in Control,” “Change of Control” (or any similar term) under the Company’s incentive plans, options plans, deferred compensation plans, employment agreements, severance plans, retention plans, loan agreements, or indentures, including, without limitation, the AECOM Technology Corporation Change in Control Severance Policy for Key Executives, or any other related plans or agreements that refer to any such plan, policy or agreement’s definition of “Change in Control” or any similar term) and (B) a member of the Board as of the beginning of any applicable measurement period for the purposes of the definition of “Change in Control” or any similar term under such incentive plans, options plans, employment agreements, loan agreements or indentures of the Company, including, without limitation, the AECOM Technology Corporation Change in Control Severance Policy for Key Executives and any other retention plan, severance plan, or change-in-control severance plan.

(viii)        Starboard acknowledges that all directors (including the Appointed Directors and any Replacement Directors) are governed by, and required to comply with, all policies, procedures, codes, rules, standards and guidelines applicable to members of the Board and are required (subject to Section 13 in the case of the Starboard Appointee (or any Replacement Director who is not independent of Starboard)) to keep confidential all Company confidential information and not disclose to any third parties (including Starboard) any discussions, matters or materials considered in meetings of the Board or Board committees.

2.	Standstill Provisions.

(a)               Starboard agrees that, from the date of this Agreement until the earlier of (x) the date that is fifteen (15) business days prior to the deadline for the submission of stockholder nominations for the 2021 Annual Meeting pursuant to the Company’s Amended and Restated Bylaws (the “Bylaws”) or (y) the date that is ninety (90) days prior to the first anniversary of the 2020 Annual Meeting of Stockholders (the “Standstill Period”), Starboard shall not, and shall cause each of its controlled Affiliates and Associates not to, in each case directly or indirectly, in any manner:

(i)                 engage in any solicitation of proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders), in each case, with respect to any securities of the Company;

(ii)              form, join, or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any securities of the Company (other than a “group” that includes all or some of the members of Starboard, but does not include any other entities or persons that are not members of Starboard as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate of Starboard to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(iii)            deposit any shares of Common Stock in any voting trust or subject any shares of Common Stock to any arrangement or agreement with respect to the voting of any shares of Common Stock, other than any such voting trust, arrangement or agreement solely among the members of Starboard and otherwise in accordance with this Agreement;

(iv)             seek or submit, or encourage any person or entity to seek or submit, nomination(s) in furtherance of a “contested solicitation” for the appointment, election or removal of directors with respect to the Company or seek, or encourage or take any other action with respect to the appointment, election or removal of any directors; provided, however, that nothing in this Agreement shall prevent Starboard or its Affiliates or Associates from taking actions in furtherance of identifying director candidates in connection with the 2021 Annual Meeting so long as such actions do not create a public disclosure obligation for Starboard or the Company, are not publicly disclosed by Starboard or its representatives, Affiliates or Associates and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with Starboard’s normal practices in the circumstances;

(v)               (A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company, (B) make any offer or proposal (with or without conditions) with respect to any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company, (C) affirmatively solicit a third party to make an offer or proposal (with or without conditions) with respect to any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company, or publicly encourage, initiate or support any third party in making such an offer or proposal, (D) publicly comment on any third party proposal regarding any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to the Company prior to such proposal becoming public or (E) call or seek to call a special meeting of stockholders;

(vi)             seek, alone or in concert with others, representation on the Board, except as specifically permitted in Section 1;

(vii)          advise, encourage, support or influence any person or entity with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders, except in accordance with Section 1; or

(viii)        make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company or the Board that would not be reasonably determined to trigger public disclosure obligations for any Party.

(b)               Except as expressly provided in Section 1 or Section 2(a), Starboard shall be entitled to (i) vote any shares of Common Stock that it beneficially owns as Starboard determines in its sole discretion and (ii) subject to Section 12, disclose, publicly or otherwise, how it intends to vote or act with respect to any securities of the Company, any stockholder proposal or other matter to be voted on by the stockholders of the Company and the reasons therefor.

(c)               Nothing in Section 2(a) shall be deemed to limit the exercise in good faith by an Appointed Director (or a Replacement Director, as applicable) of such person’s fiduciary duties solely in such person’s capacity as a director of the Company and in a manner consistent with such person’s and Starboard’s obligations under this Agreement.

3.	Representations and Warranties of the Company.

The Company represents and warrants to Starboard that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, and assuming due execution by each counterparty hereto, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) prior to the Board appointing any Appointed Directors as directors pursuant to this Agreement, there are eight (8) directors currently serving and there are two (2) vacancies on the Board and (d) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or material agreement to which the Company is a party or by which it is bound.

4.	Representations and Warranties of Starboard.

Starboard represents and warrants to the Company that (a) the authorized signatory of Starboard set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Starboard thereto, (b) this Agreement has been duly authorized, executed and delivered by Starboard, and assuming due execution by the Company, is a valid and binding obligation of Starboard, enforceable against Starboard in accordance with its terms except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Starboard as currently in effect, (d) the execution, delivery and performance of this Agreement by Starboard does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Starboard, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (e) as of the date of this Agreement, Starboard beneficially owns (as determined under Rule 13d-3 promulgated under the Exchange Act) 5,775,266 shares of Common Stock, (f) as of the date hereof, and except as set forth in clause (e) above, Starboard does not currently have, and does not currently have any right to acquire, any interest in any securities or assets of the Company or its Affiliates (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or assets or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of shares of Common Stock or any other securities of the Company, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of shares of Common Stock or any other class or series of the Company’s stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement) and (g) Starboard will not, directly or indirectly, compensate or agree to compensate any director or director nominee of the company for such person’s service as a director of the Company, including any Appointed Directors (or Replacement Directors), with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement), or other form of compensation directly or indirectly related to the Company or its securities. For the avoidance of doubt, nothing herein shall prohibit Starboard from compensating or agreeing to compensate any person for such person’s service as an employee of Starboard.

5.	Press Release.

Promptly following the execution of this Agreement, the Company and Starboard shall jointly issue a mutually agreeable press release (the “Press Release”) announcing certain terms of this Agreement in the form attached hereto as Exhibit A. Prior to the issuance of the Press Release and subject to the terms of this Agreement, neither the Company (including the Board and any committee thereof) nor Starboard shall issue any press release or make any public announcement regarding this Agreement or the matters contemplated hereby without the prior written consent of the other Party. During the Standstill Period, neither the Company nor Starboard shall make any public announcement or statement that is inconsistent with or contrary to the terms of this Agreement.

6.	Specific Performance.

Each of Starboard, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Starboard, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 6 is not the exclusive remedy for any violation of this Agreement.

7.	Expenses.

The Company shall reimburse Starboard for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with Starboard’s involvement at the Company through the date of this Agreement, including, but not limited to the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $175,000 in the aggregate.

8.	Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

9.	Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (c) two (2) business days after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

AECOM
1999 Avenue of the Stars, Suite 2600
Los Angeles, California 90067
Attention:	David Gan, Senior Vice President, Deputy General Counsel
E-mail:	david.gan@aecom.com
Facsimile:	(213) 593-8178

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Edward D. Herlihy, Esq.
Jacob A. Kling, Esq.
E-mail:	EDHerlihy@wlrk.com
JAKling@wlrk.com
Facsimile:	(212) 403-2000

If to Starboard or any member thereof:

Starboard Value LP
777 Third Avenue, 18th Floor
New York, NY 10017
Attention:	Jeffrey C. Smith
Facsimile:	(212) 845-7989
Email:	jsmith@starboardvalue.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention:	Steve Wolosky, Esq.
Andrew Freedman, Esq.
Facsimile:	(212) 451-2222
Email:	swolosky@olshanlaw.com
afreedman@olshanlaw.com

10.	Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof that would result in the application of the law of another jurisdiction. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11.	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

12.	Mutual Non-Disparagement.

Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period, or if earlier, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, partners, members, officers, key employees or directors shall have breached this Section 12, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, partners, members, officers, key employees or directors shall in any way publicly criticize, disparage, call into disrepute or otherwise defame or slander the other Party or such other Party’s subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity at any time following the execution of this Agreement), directors (including any current officer or director of a Party or a Party’s subsidiaries who no longer serves in such capacity at any time following the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other Party, their businesses, products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, shareholders, agents, attorneys or representatives; provided, however, any statements regarding the Company’s operational or stock price performance following the date hereof or any strategy, plans, or proposals of the Company that are not supported by the Starboard Appointee (or any Replacement Director who is not independent of Starboard) that do not disparage, call into disrepute or otherwise defame or slander any of the Company’s officers (or former officers), directors (or former directors), employees, stockholders, agents, attorneys or representatives (“Opposition Statements”), shall not be deemed to be a breach of this Section 12 (subject to, for the avoidance of doubt, any fiduciary duties and obligations of confidentiality that may otherwise apply) except that any Opposition Statement will only speak to a matter that has been made public by the Company; provided, further, that the Company shall be permitted to publicly respond with a statement similar in scope to any such Opposition Statement.

13.	Confidentiality.

The Starboard Appointee (or any Replacement Director who is not independent of Starboard), if he or she wishes to do so, may provide confidential information of the Company which he or she learns in his or her capacity as a director of the Company, including discussions or matters considered in meetings of the Board or Board committees (collectively, “Company Confidential Information”), to Starboard, its Affiliates and Associates and legal counsel (collectively, including Starboard, “Starboard Representatives”), in each case solely to the extent such Starboard Representatives need to know such information in connection with Starboard’s investment in the Company; provided, however, that Starboard (i) shall inform such other Starboard Representatives of the confidential nature of any such Company Confidential Information and (ii) shall, and shall cause any other Starboard Representatives to, refrain from (x) disclosing any Company Confidential Information (whether to any company in which Starboard has an investment or otherwise), by any means, or (y) using any Company Confidential Information in any way other than in connection with Starboard’s investment in the Company. The Starboard Appointee (or any Replacement Director who is not independent of Starboard) and Starboard shall not, without the prior written consent of the Company, otherwise disclose any Company Confidential Information to any other person or entity.

14.	Securities Laws.

Starboard acknowledges that it is aware, and will advise each of its representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws may prohibit any person who directly or indirectly has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

15.	Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries; Term.

This Agreement contains the entire understanding of the Parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Starboard. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to Starboard, the prior written consent of the Company, and with respect to the Company, the prior written consent of Starboard. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities. This Agreement shall terminate at the end of the Standstill Period, except provisions of Sections 6, 8, 9, 10, 13, 14 and 15, which shall survive such termination; provided, that any Party may bring an action following such termination alleging a breach of this Agreement occurring prior to the end of the Standstill Period.

[The remainder of this page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

AECOM

By:	/s/ David Gan
	Name:	David Gan
	Title:	Senior Vice President, Deputy General Counsel

[Signature Page to Agreement]

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

By: Starboard Value LP, its investment manager

Starboard Value and Opportunity S LLC

By: Starboard Value LP, its manager

Starboard Value and Opportunity C LP

By: Starboard Value R LP, its general partner

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP

By: Starboard Value L LP, its general partner

Starboard Value L LP

By: Starboard Value R GP LLC, its general partner

STARBOARD VALUE R LP

By: Starboard Value R GP LLC, its general partner

STARBOARD LEADERS YANKEE LLC

By: Starboard Value A LP, its managing member

Starboard Leaders Fund LP

By: Starboard Value A LP, its general partner

STARBOARD VALUE A LP

By: Starboard Value A GP LLC, its general partner

STARBOARD VALUE LP

By: Starboard Value GP LLC, its general partner

STARBOARD VALUE GP LLC

By: Starboard Principal Co LP, its member

STARBOARD PRINCIPAL CO LP

By: Starboard Principal Co GP LLC, its general partner

STARBOARD PRINCIPAL CO GP LLC

Starboard Value A GP LLC

Starboard Value R GP LLC

By:	/s/ Peter A. Feld
	Name:	Peter A. Feld
	Title:	Authorized Signatory

[Signature Page to Agreement]

/s/ Peter A. Feld
PETER A. FELD
Individually and as attorney-in-fact for Jeffrey C. Smith

[Signature Page to Agreement]

Exhibit A

[Press Release]

Press Release	Investor Contact: Will Gabrielski Vice President, Investor Relations 213.593.8208 William.Gabrielski@aecom.com	Media Contact: Brendan Ranson-Walsh Vice President, Global Communications & Corporate Responsibility 213.996.2367 Brendan.Ranson-Walsh@aecom.com

AECOM announces governance agreement with Starboard Value

Three new directors recommended by Starboard to be appointed to Board

LOS ANGELES (November 22, 2019) — AECOM (NYSE:ACM), the world’s premier infrastructure firm, today announced a governance agreement with Starboard Value LP (together with its affiliates, “Starboard”), an investment firm and shareholder of the Company, which provides for the appointment of three new independent directors recommended by Starboard, including Starboard Managing Member, Peter A. Feld, to the AECOM Board of Directors.

Michael S. Burke, AECOM Chairman and CEO, has also notified the Board that he intends to retire. The Board will initiate a CEO succession process, with Mr. Burke continuing in his role as Chairman and CEO until a successor is identified by or prior to AECOM’s 2020 Annual Meeting of Shareholders.

Under the governance agreement, the size of AECOM’s Board is expanding to 11 members initially. Peter A. Feld and Robert G. Card will join the Board immediately, with Jacqueline C. Hinman joining by December 16, 2019. Directors James H. Fordyce and Linda M. Griego, who have served on AECOM’s Board since 2006 and 2005, respectively, have retired.

Additionally, one current director will not stand for re-election at the Company’s 2020 Annual Meeting expected to be held in March, ultimately reducing the size of the Board to 10 members.

Current director Steven A. Kandarian will serve as the Board’s Lead Independent Director. Following the appointment of a new CEO, the roles of Chairman and CEO will be separated.

“On behalf of the Board, I would like to thank Mike for his service as CEO and his significant contributions to the Company,” Mr. Kandarian said. “Through Mike’s stewardship, we have created substantial value for the Company and our shareholders over the past year, and we are well-positioned to continue those value creation initiatives as we move into this next phase for AECOM following the completion of the sale of our Management Services business. The Board greatly values and appreciates Mike’s continued leadership and assistance through a smooth transition.”

Mr. Burke stated, “I am incredibly proud of the record-setting performance and improved profitability our committed employees delivered in 2019, and the value we are creating for shareholders. The company is in a position of strength as we begin this leadership transition. I look forward to assisting in a robust succession process to identify AECOM’s next leader – someone who will build upon a solid platform for new growth and continue to ensure that our global clients and dedicated employees remain well served.”

Mr. Burke joined AECOM in 2005 and has served as CEO and a member of the Company’s Board since 2014. In 2015, Mr. Burke was appointed Chairman of the Board. During his tenure, Mr. Burke has led the company through a period of transformation and growth as represented by FY19 revenue of $20.2 billion, a 13% increase in adjusted EBITDA, and $27.5 billion in wins that contributed to $60 billion in total backlog. Most recently, Mr. Burke led the announced value-enhancing sale of the Company’s Management Services business in October for $2.405 billion. In the wake of this progress, AECOM’s stock is trading near its all-time high.

Mr. Feld said, “We are pleased to have reached this constructive agreement with AECOM. We believe the Company is well positioned as an industry leader and I look forward to working with my fellow directors to ensure continued profitable growth, best-in-class corporate governance, and a focus on shareholder value creation. We share the Board’s appreciation for Mike’s strong leadership and continued support of the Company.”

The terms of the governance agreement with Starboard also include committee appointments, committee leadership roles, and the formation of a CEO search committee, among other items. As part of the agreement, Starboard has agreed to customary standstill provisions and voting commitments.

Additionally, in connection with today’s announcement, AECOM shareholder Engine Capital has committed to vote its shares in support of all of AECOM’s director nominees at the 2020 Annual Meeting.

Arnaud Ajdler, managing partner of Engine, said, “As long-term shareholders, we are excited about the changes taking place at AECOM. We believe that the addition of these new independent directors will benefit AECOM shareholders.”

Additional information about today’s announcement will be included in a Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission (the “SEC”).

About Peter A. Feld

Peter Feld has been a Managing Member and the Head of Research of Starboard Value LP, a New York-based investment adviser with a focused and fundamental approach to investing primarily in publicly traded U.S. companies, since 2011. Prior to joining Starboard, Mr. Feld served as a Managing Director of Ramius LLC and a Portfolio Manager of Ramius Value and Opportunity Master Fund Ltd. from November 2008 to April 2011. He currently serves as a director of Magellan Health, Inc., a healthcare company, since March 2019 and NortonLifeLock Inc. (f/k/a Symantec Corporation), a cybersecurity software and services company, since September 2018. During the past five years, Mr. Feld served as a director of Marvell Technology Group Ltd., The Brink’s Company, Insperity, Inc., and Darden Restaurants, Inc.

About Robert G. Card

Robert Card has served as President of The Card Group LLC, an executive advisory services company, since October 2015. Prior to that, Mr. Card served as the President and Chief Executive Officer and as a member of the board of directors of SNC-Lavalin Group Inc., a Canadian based, 40,000 employee global engineering and construction company, from October 2012 to October 2015. Previously, Mr. Card served as President, Energy Water and Facilities Divisions of CH2M HILL Companies, Ltd., an engineering consulting and design company, from 2004 to 2012 and as a director from 2005 to 2012; and as the United States Under Secretary of Energy from 2001 to 2004, where he was responsible for the DOE business lines of Energy, Science and Environment. He currently serves as a director of Westinghouse Electric Company LLC, a US based nuclear power company, since September 2018 and on the executive advisory board of Longenecker & Associates LLC, a business consulting group with experience advising clients in the commercial and defense nuclear sectors, since October 2016. Mr. Card previously served as a director of Amec Foster Wheeler plc, a multinational consultancy, engineering and project management company.

About Jacqueline C. Hinman

Jacqueline Hinman is the former Chairman, President and Chief Executive Officer of CH2M HILL Companies, Ltd., an engineering and consulting firm focused on delivering infrastructure, energy, environmental and industrial solutions for clients and communities around the world. She was appointed Chairman of CH2M in September 2014, and President and Chief Executive Officer in January 2014, and served until December 2017 when the firm was acquired by Jacobs Engineering. Prior to that, Ms. Hinman served in a variety of roles at CH2M, including as President, International and Infrastructure Divisions from 2005 to 2013, where she oversaw the acquisition of Halcrow Group Limited, a multinational engineering consultancy company and served as Halcrow’s Chairman and Chief Executive Officer through 2013. She also served on CH2M’s board of directors from 2008 through 2017. Ms. Hinman was previously the Founder and Chief Executive Officer of Talisman Partners from 1997 until 2001 when the company was acquired by the Earth Tech Division of Tyco International Ltd., where she then served as Senior Vice President, Global Facilities & Infrastructure until 2003. Ms. Hinman currently serves as a director of The International Paper Company, a pulp and paper company, since December 2017 and The Dow Chemical Company, a multinational chemical corporation, since April 2019.

About AECOM

AECOM (NYSE:ACM) is the world’s premier infrastructure firm, delivering professional services across the project lifecycle – from planning, design and engineering to consulting and construction management. We partner with our clients in the public and private sectors to solve their most complex challenges and build legacies for generations to come. On projects spanning transportation, buildings, water, governments, energy and the environment, our teams are driven by a common purpose to deliver a better world. AECOM is a Fortune 500 firm with revenue of approximately $20.2 billion during fiscal year 2019. See how we deliver what others can only imagine at aecom.com and @AECOM.

About Starboard Value

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing primarily in publicly traded U.S. companies. Starboard invests in deeply undervalued companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Forward Looking Statements

All statements in this press release other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.

Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in our forward-looking statements include, but are not limited to, the following: our business is cyclical and vulnerable to economic downturns and client spending reductions; long-term government contracts and subject to uncertainties related to government contract appropriations; government shutdowns; governmental agencies may modify, curtail or terminate our contracts; government contracts are subject to audits and adjustments of contractual terms; losses under fixed-price contracts; limited control over operations run through our joint venture entities; liability for misconduct by our employees or consultants; failure to comply with business laws and regulations; maintaining adequate surety and financial capacity; high leveraged and potential inability to service our debt and guarantees; exposure to Brexit and tariffs; exposure to political and economic risks in different countries; currency exchange rate fluctuations; retaining and recruiting key technical and management personnel; legal claims; inadequate insurance coverage; environmental law compliance and adequate nuclear indemnification; unexpected adjustments and cancellations related to our backlog; partners and third parties who may fail to satisfy their legal obligations; AECOM Capital real estate development projects; managing pension cost; cybersecurity issues, IT outages and data privacy; uncertainties as to the timing and completion of the proposed sale of our Management Services business or whether it will be completed and the risk that the expected benefits of the proposed sale of our Management Services business or any contingent purchase price will not be realized within the expected time frame, in full or at all; the risk that costs of restructuring transactions and other costs incurred in connection with the proposed sale of our Management Services business will exceed our estimates or otherwise adversely affect our business or operations; as well as other additional risks and factors that could cause actual results to differ materially from our forward-looking statements set forth in our reports filed with the SEC. We do not intend, and undertake no obligation, to update any forward-looking statement.